Exhibit 4.77

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Private & Confidential

To: NCL (Bahamas) Ltd. (NCLB) and NCL Corporation Ltd. (NCLC)

From: Ocean Voyager Limited (OVL)

Dated as of July 29, 2008

Dear Sirs,

1. Reference is made to: (i) the Bareboat Charter dated 20th April 2004 (as amended, supplemented or restated from time to time, the Original Charter) pursuant to which OVL agreed to charter m.v. Norwegian Majesty (the Ship) to NCLB for redelivery between [*]; (ii) the guarantee dated 20th April 2004 (as amended, supplemented or restated from time to time, the Original Charter Guarantee) pursuant to which NCLC agreed to guarantee to OVL the due performance of the Original Charter by NCLB; (iii) the Memorandum of Agreement dated 23rd April 2008 (as amended, supplemented or restated from time to time, the MOA) pursuant to which OVL agreed to sell the Ship to Crew Navigation Limited (the Buyer); and (iv) the Bareboat Charter dated 23rd April 2008 (as amended, supplemented or restated from time to time, the New Charter) pursuant to which the Buyer agreed to charter the Ship to OVL and to permit OVL to charter the Ship to NCLB, for redelivery in [*] on and subject to the terms and conditions of the New Charter.

2. For good and valuable consideration (the receipt and adequacy of which is hereby confirmed): (i) by Addendum No. 2 to the Original Charter, OVL agreed at NCLB’s request to extend the period of the Original Charter to [*]; (ii) NCLB hereby agrees to sign a tripartite agreement or charterers’ assignment, a quiet enjoyment letter and such other usual documents as Buyer’s financiers may request OVL and/or NCLB to sign in connection with the foregoing documents, the financing of the Buyer’s acquisition of the Ship under the MOA, or the chartering of the Ship to OVL under the New Charter and to NCLB under the extended Original Charter; (iii) each of OVL and NCLB hereby agrees that, with effect from completion of the sale of the Ship to the Buyer pursuant to the MOA, the provisions of the Original Charter shall be deemed to be amended and restated so that (a) the rights of OVL under the Original Charter shall be the same as the rights of the Buyer under the New Charter, and (b) the obligations and liabilities of NCLB under the Original Charter shall be the same as the obligations and liabilities of OVL under the New Charter provided that the hire rate specified in Box 22 of the Original Charter for the period ending on the redelivery date under the Original Charter (as extended by Addendum No. 2 referred to above) shall be excluded from the scope of, and shall not be subject to, such deemed amendment and restatement; ( iv) for the avoidance of doubt and without prejudice to the generality of the foregoing, NCLB acknowledges and agrees that NCLB’s obligations and liabilities to OVL under the Original Charter with respect to (amongst other matters) the condition of the Ship at redelivery, the timing of redelivery, advance notices of redelivery and compensation for late redelivery shall be the same as OVL’s obligations and liabilities to the Buyer under the New Charter; and (v) NCLC hereby (a) approves the amendments and restatements of the Original Charter referred to above, and (b) agrees that its obligations and liabilities under the Original Charter Guarantee shall continue in full force and effect without any impairment or limitation whatsoever.

3. Each of OVL, NCLB and NCLC further hereby agrees that: (i) the agreement (the Agreement) constituted by the countersignatures below on behalf of NCLB and NCLC shall take effect as an addendum to respectively each of the Original Charter and the Original Charter Guarantee; (ii) except as expressly amended and restated by the Agreement, each of the Original Charter and the Original Charter Guarantee shall remain in full force and effect; and (iii) nothing in the Agreement shall relieve NCLB or NCLC of any of their respective obligations or liabilities under the Original Charter or the Original Charter Guarantee.

Yours faithfully,

By	/s/ Chong Chee Tut
For and on behalf of Ocean Voyager Limited

We hereby confirm our agreement to the terms and conditions set out above.

By	/s/ Jonathan C. Page
For and on behalf of NCL (Bahamas) Ltd. as of July 29, 2008

By	/s/ Jonathan C. Page
Attorney-in-fact

For and on behalf of NCL Corporation Ltd. as of July 29, 2008